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                                                                    Exhibit 99.1


     CHICAGO, October 23 / PRNewswire / -- Sovereign Specialty Chemicals announced today that John Mellett, its chief financial officer, will be leaving the company at the end of the year to spend more time with his family in Dallas. Terry Smith is joining Sovereign as vice president and chief financial officer, and will be working closely with Mr. Mellett during the next several months to accomplish a smooth transition.

     Mr. Smith is a certified public accountant with a bachelor's degree in accounting from the University of Akron. Most recently, Smith has been the chief operating officer of a 350 person, seven-office law firm. Earlier, he was executive vice president and chief financial officer of Easco, Inc., a publicly traded $350 million manufacturer with 2,100 employees and 11 facilities. Prior to that, he was vice president and chief financial officer of CasTech Aluminum Group, a publicly traded manufacturer with 900 employees and five facilities. Smith began his professional career with Coopers & Lybrand.

     Mr. Norman Wells, CEO of Sovereign, commented: "I am disappointed that John has decided to leave Sovereign. He has been a strong contributor to the company's success during the past four years. However, I am very pleased that Terry is joining Sovereign, and I know we can benefit from his strong background with leveraged industrial businesses."

     Mr. Mellett said: "I regret that personal reasons dictate that I must leave Sovereign. It is a first-rate company with a solid record of performance and excellent future prospects."

     Sovereign Specialty Chemicals, Inc. is a leading developer and supplier of high-performance specialty adhesives, coatings and sealants serving three markets: Packaging and Converting, Industrial and Construction. Since 1996, Sovereign has grown rapidly -- through the strategic acquisition of established niche leaders -- to become the largest privately owned adhesives manufacturer in the United States and one of the largest adhesives manufacturers in the world, public or private. Headquartered in Chicago, Illinois, USA, Sovereign comprises over 1,000 employees working in 20 manufacturing and sales facilities worldwide to support thousands of customers. In 2001, Sovereign's revenues were $357 million.

     Sovereign's controlling investor is AEA Investors Inc., one of the most experienced private equity investment firms in the world. AEA's group of investors includes a global network of important business leaders, family groups, endowment funds, and select institutions.